Exhibit 14
AirNet Systems, Inc.
Code of Business Conduct and Ethics
As Revised on August 2, 2006
     Directors, officers and team members of AirNet Systems, Inc. and its subsidiaries (collectively, “AirNet”) are all ambassadors of the organization. As ambassadors, each individual has a responsibility to project professionalism, honesty, integrity and trust on behalf of the organization, to AirNet’s shareholders, customers, potential customers and suppliers and fellow team members. This Code of Business Conduct and Ethics (“Code of Ethics”) has been adopted by the Board of Directors of AirNet Systems, Inc. to demonstrate to the public and AirNet’s various stakeholders the importance that the Board of Directors and management place on ethical conduct. The Code of Ethics is intended to set forth AirNet’s expectations for the conduct of ethical business practices by its officers, directors and team members, to promote advanced disclosure and review of potential conflicts of interest and similar matters, to protect and encourage the reporting of questionable behavior and to discipline appropriately those who engage in improper conduct.
     It is AirNet’s expectation that each and every officer, director and team member of AirNet will carry out their responsibilities in accordance with this Code of Ethics and that each such individual shall:
•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest between interests of AirNet and the personal interest of the individual or his or her family.
          Conflicts of interest occur when business judgments or decisions may be influenced by personal interests not shared by the organization as a whole. Conflicts of interest will cast doubts as to an individual’s ability to act in an objective, disinterested and impartial manner. A conflict situation may arise when a team member, officer or director, or a member of his or her family, takes actions or has interests that make it difficult to perform his or her work for AirNet objectively, impartially and effectively such as when a team member, officer or director, or a member of his or her family, has an interest in a transaction to which AirNet is a party, competes with AirNet, uses corporate property, information or position for personal gain or takes advantage of an opportunity that belongs to AirNet. Conflicts of interest may also occur when officers, directors or team members receive loans, guarantees, excessive gifts, kick-backs or other improper personal benefits from persons with whom AirNet does business.
          When a conflict of interest arises, an officer, director or team member has a duty to place AirNet’s interests ahead of his or her own personal interests. It is essential that in those instances where a decision or practice of AirNet may appear to have been made to advance a personal interest, that the decision be made or approved by the independent and “disinterested” officers or directors of AirNet. Thus, in those instances where a team member faces a potential conflict of interest, the team member should report the potential conflict of interest to the Director of Human Resources for his or her review. Any action or transaction in which the personal interests of an officer or a director of AirNet may be in conflict with those of AirNet must be promptly reported to the chairperson of the Audit Committee of the Board of Directors of AirNet Systems, Inc. (the “Audit Committee”). The Audit Committee shall have the right to determine in advance that any such action or transaction does not constitute a conflict of interest in violation of this Code of Ethics.
For purposes of determining whether a conflict of interest exists, the receipt of any personal benefit (such as a gift, gratuity or entertainment) that is not clearly reasonable and business-related from any person with whom AirNet does business, must be reported to the Audit Committee, in the case of an officer or a director, or to the Chief Financial Officer, in the case of a team member. The Audit Committee or the Chief Financial Officer, as the case may be, shall have the right to determine in advance that any such personal benefit does not constitute a conflict of interest in violation of this Code of Ethics and/or to require that such personal benefit be returned to the provider and/or reimbursed by AirNet.
          Generally, AirNet team members may accept gifts, gratuities or entertainment from non-government suppliers, potential non-government suppliers or non-government customers that are reasonable, customary in value and business-related. AirNet team members may not, however, accept gifts, gratuities or entertainment from government suppliers, potential government suppliers or government customers that are greater than modest in value ($25). Small gifts of food items may be shared among team members. Large gifts of food items should be donated to local area food banks.
          Customer requests for donation of significant sums of money should be forwarded to the Chief Financial Officer for approval. Team members are not permitted to make a donation at a customer’s request and then seek reimbursement from AirNet as a business expense. All corporate donations must have appropriate prior approval and be paid directly by AirNet.
•	Assist AirNet in meeting its accounting, financial reporting and disclosure obligations and work to ensure that AirNet’s public reports and communications are accurate, certifiable, complete, objective, relevant and timely.
          In compliance with the rules and regulations of the United States Securities and Exchange Commission and the American Stock Exchange, AirNet is required to issue financial statements in conformity with accounting principles generally accepted in the United States and to make public disclosures regarding certain aspects of its business. It is expected that all officers, directors and team members of AirNet will demonstrate honesty in our accounting policies, keep accurate and complete books, records and accounts and report all transactions in an accurate, complete and timely manner which will enable AirNet to in turn meet its accounting and financial reporting obligations in a timely manner. False or misleading records, information or accounting entries (as to either purpose or amount) are prohibited. Team members may not modify or sign documents without the proper authorization. It is expected that any officer, director or team member of AirNet involved in preparing AirNet’s disclosures, or any team member or officer asked to provide information relevant to such disclosure, will adhere to the above stated principles. Any team member or officer who, in good faith, believes that AirNet’s accounting method is inappropriate or not in compliance with accounting principles generally accepted in the United States, or has concerns about any questionable accounting or auditing matters or any other accounting, internal accounting control or auditing matter, should report this concern immediately to the Audit Committee by contacting the Human Resources Department or by contacting the Mysafeworkplace.com Hotline to confidentially and anonymously report your concern. Mysafeworkplace.com may be reached at 800-461 9330 or via e mail at www.mysafeworkplace.com. The Audit Committee has established a procedure for such reports that ensures the confidentiality of the reporting person. In addition, any officer or team member who becomes aware of a material event or fact involving AirNet that has not been previously disclosed publicly by AirNet should immediately report such material event or fact to AirNet’s Chief Financial Officer, Controller or Director of Human Resources.
•	Comply with applicable federal, state, local and foreign laws, rules and regulations governing AirNet’s business and operations, including insider trading laws.
          While this principle is seemingly self-explanatory, at times, the application of any particular law, rule or regulation to AirNet may not be perfectly clear. Where a team member is unsure or has any question as to the application to AirNet of any law, rule or regulation, it is expected that the team member will seek appropriate guidance from the Director of Human Resources, who may seek guidance from the Chief Financial Officer or outside counsel to AirNet. Officers and directors of AirNet should seek guidance from outside counsel to AirNet. In addition, the Audit Committee is specifically empowered to engage non-company counsel if and when it believes such engagement is prudent.
          During the course of employment or association with AirNet, officers, directors and team members will acquire proprietary and/or confidential information. It is unlawful to use non-public information of AirNet or a customer or a supplier of AirNet to engage in securities transactions. If any officer, director or team member has material, non-public information relating to AirNet or another company with which AirNet does business, including any of AirNet’s customers or suppliers, it is the policy of AirNet that the officer, director or team member may not buy or sell the securities of AirNet or the other company or engage in any other action to take personal advantage of that information. Equally important, the information may not be passed on to others, including family members and friends. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve AirNet’s reputation for adhering to the highest standards of conduct. The very same restrictions apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose securities transactions are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities). You are responsible for the compliance of these other persons. A copy of AirNet’s “Statement of Company Policy Regarding Securities Trades by Officers, Directors and Team Members” can be obtained from the Chief Financial Officer or the Secretary of AirNet.
AirNet expects that no director, officer or team member will perjure himself or herself or obstruct justice while associated with or employed at AirNet.
•	Work to deal fairly with AirNet’s customers, suppliers, vendors and team members.
          No officer, director or team member of AirNet should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Failure to negotiate, perform or sell in good faith damages the reputation of AirNet and is not acceptable. For example, material purchases should be made only after receiving quotes from multiple suppliers. AirNet does not sanction offering or making payments of any kind, whether of money, services or property, to any domestic or foreign governmental or other public official or employee (whether a supplier, potential supplier, customer or potential customer) or of providing personal benefits that are not clearly reasonable and business-related to any employee, agent or representative of any non-governmental organization seeking to or doing business with AirNet. Special rules may apply when dealing with state or local public officials such as Port Authorities and, as described below, special rules will apply when dealing with the Federal government and its agencies. In any event, offering bribes, kickbacks, lavish gifts or entertainment to a customer or its purchasing agent or any other person employed by a customer in order to secure business is strictly prohibited. If there is any question as to whether any such personal benefit is clearly reasonable and business-related, an officer or director should seek pre-approval from the Audit Committee, and a team member from the Chief Financial Officer.
          All gifts made to any customer or potential customer must be properly and promptly reported to the Accounting Department of AirNet or recorded on expense reports. Business entertainment must be moderately scaled and clearly intended to create understanding and goodwill among business partners. For example, if tickets to a sporting or cultural event are offered, the individual offering the ticket should plan to attend the event as well. As a general guideline, business entertainment in the form of meals and beverages is acceptable, as long as it is not lavish and does not become routine. You should refer to the Expense Report Guidelines for details on recording entertainment expenses for tax purposes.
•	Contracting with Agencies of the Federal Government
          When you are selling to or contracting with an agency of the Federal government, the offering or giving of any gifts is strictly forbidden. Government contracts require that all team members associated with the contract follow the regulations of the Office of Federal Procurement Policy Act, as amended, which is codified at 41 U.S.C. 423 and commonly known as the Procurement Integrity Act.
          The requirements of the Procurement Integrity Act relate to contractors, such as AirNet, who seek procurement contracts from the Federal government in order to provide the government or one of its agencies with goods or services. For AirNet, the majority of such relationships include air cargo transportation (scheduled — 481212; nonscheduled — 481112), charter services (481219) and passenger charter (481211).
The Procurement Integrity Act provides that no officer, team member or agent of AirNet may knowingly, directly or indirectly:
•	Make any offer or promise of future employment or business opportunity to, or engage in any discussion of future employment or business opportunity with, any Federal procurement officer;
•	Offer, give or promise to offer or give any gratuity, gift, favor, entertainment, loan or anything of monetary value to any Federal procurement officer; or
•	“Solicit or obtain from any officer or employee of a Federal agency, prior to the award of a contract, any contractor bid or proposal information, any other proprietary information or any source selection information regarding such procurement.
          The Chief Executive Officer of AirNet is responsible for establishing procedures to comply with the Procurement Integrity Act, including the requirement to obtain a written certificate of compliance from each officer, team member and/or agent who personally and substantially participates, or will participate, in the preparation or submission of a bid or offer under the Procurement Integrity Act. The certification will state that the participant: (1) is familiar with and will comply with the requirements of the Procurement Integrity Act; and (2) will report immediately any information concerning a violation of the Procurement Integrity Act.
•	Protect AirNet’s assets, using them only for legitimate business purposes, and the confidentiality of information entrusted by AirNet to an officer, director or team member.
          Theft, carelessness and waste of AirNet’s assets have a direct impact on AirNet’s profitability and cannot be tolerated. You are entrusted with the use of company assets and resources for legitimate business purposes. Those individuals authorized to use funds of AirNet are responsible for assuring that AirNet receives proper value in return. The use of AirNet’s funds for personal, improper or illegal purposes is strictly prohibited and AirNet will take appropriate action, including notifying the appropriate civil authorities, if this principle is violated and in any such case, disciplinary action will be taken. Further, the use of any company assets in a manner that is offensive, disruptive or destructive is prohibited.

          AirNet’s property also includes confidential information as well as certain corporate opportunities which may be disclosed to AirNet’s officers, directors or team members while carrying out their duties for AirNet. AirNet strives to provide information to team members and the public which is accurate, complete, relevant, timely and understandable. No officer, director or team member of AirNet should disclose any such confidential information except when disclosure is authorized or legally mandated, or utilize such confidential information or corporate opportunity for his or her own personal gain. Each officer, director and team member has a duty to advance the best interests of AirNet and, except with the prior approval of the Audit Committee, in the case of an officer or director, or AirNet’s Chief Financial Officer, in the case of a team member, to refrain from engaging in any conduct which may compete with AirNet or interfere with the AirNet’s pursuit of its business opportunities.
THERE ARE MANY OTHER POLICIES THAT ARE VERY IMPORTANT TO AIRNET AND ITS OPERATIONS, INCLUDING THOSE SET FORTH BELOW. NOTHING HEREIN SHALL RELIEVE ANY OFFICER, DIRECTOR OR TEAM MEMBER FROM COMPLYING WITH ANY OTHER APPLICABLE POLICY OF AIRNET.
Equal Employment Opportunity Employer
          It is the policy of AirNet to provide equal employment opportunities without regard to race, color, religion, sex, national origin, age, sexual orientation, disability or veteran status. Team members will be hired, evaluated, and promoted based on ability, performance, experience and achievement. AirNet has a no tolerance policy against any form of discrimination as well as any form of harassment including sexual harassment.
Team Member Privacy
          Team member data is to be used for the purpose of supporting company operations and providing team member benefits. Matters regarding these records are to be addressed to the Director of Human Resources.
Drug and Alcohol
          AirNet is committed to providing a healthy, safe and drug/alcohol free work environment. The illegal use, sale or possession of drugs or other controlled substances while on company business or property is strictly prohibited. Being under the influence of illegal drugs or alcohol while on company business or property is strictly prohibited and will result in disciplinary action, up to and including termination of employment. All team members are subject to pre-employment drug testing as well as random testing as outlined by FAA and DOT regulations and AirNet policy.

Reporting Violations of Code of Ethics
          AirNet expects full compliance with this Code of Ethics. In that regard, team members are encouraged to report any violation of the Code of Ethics to their supervisor or team leader, to the Director of Human Resources or to the Audit Committee. Officers and directors are to report any violation of the Code of Ethics to the Audit Committee. Reporting violations of the Code of Ethics is not an act of disloyalty, but an action that shows a sense of responsibility and fairness to fellow team members, customers, suppliers and shareholders. Directors, officers and managers are expected to handle reported violations in a prompt and professional manner. AirNet will not permit any retaliation against a team member or an officer who appropriately reports a matter that he or she believes, in good faith, to be a violation of the Code of Ethics to the appropriate personnel. Any such retaliation will result in disciplinary action, including the possible termination of employment. Reports to the Audit Committee may be made on a confidential basis through the procedure established by the Audit Committee and summarized below.
          The procedures that team members may use to report a possible violation of the Code of Ethics are as follows:
•	Direct your inquiry to your immediate supervisor, team leader and/or the Director of Human Resources.
•	Contact the Mysafeworkplace.com Hotline to confidentially and anonymously report your concern. Mysafeworkplace.com may be contacted via e-mail at www.mysafeworkplace.com or by calling their toll-free number at 800-461 9330.
•	“If your immediate supervisor does not resolve your inquiry or if your immediate/local team leader is unclear or particularly sensitive to the concern (for example, if that individual is involved in the possible violation), contact AirNet’s Director of Human Resources.
          Any team member who is found to have violated the Code of Ethics may be subject to discipline, including termination of employment.
          The Audit Committee shall investigate any and all violations of the Code of Ethics by any of AirNet’s officers or directors. In the event that the Audit Committee determines that a violation of the Code of Ethics has occurred, the Audit Committee shall be authorized to take any action it deems appropriate, including disciplinary action. In the event that the Audit Committee recognizes that a violation by an executive officer or a director has occurred but elects not to take any remedial or other actions against the offending executive officer or director, AirNet shall disclose the facts and circumstances of its election to waive the Code of Ethics by posting the same on AirNet’s website or by any other such means required under applicable law or the requirements of the Securities and Exchange Commission or the American Stock Exchange.

          Also, nothing in this Code of Ethics affects the general policy of AirNet that employment is at will and can be terminated by AirNet at any time and for any or no reason.
Acknowledgement of Code of Ethics
          All team members are required to read this Code of Ethics and sign an acknowledgement form promising to uphold AirNet’s commitment to promoting an ethical working environment. Abiding by the Code of Ethics is a condition of employment at AirNet and any violation will result in disciplinary action.
          Each director, officer and member of senior management will be required annually to certify such individual’s compliance with the Code of Ethics. It is essential that each of these individuals engages in honest and ethical conduct including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. These individuals must avoid conflicts of interest, including the disclosure to the Audit Committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

TEAM MEMBER’S ACKNOWLEDGEMENT
OF
AIRNET SYSTEMS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
     The foregoing Code of Ethics will not answer or resolve every question you may have. If you are uncertain about what the right thing to do is, you are encouraged to seek the advice and guidance of your supervisor, your team leader, the Director of Human Resources or the Chief Financial Officer of AirNet.
     YOU MAY ALWAYS DIRECTLY REPORT ANY MATTER WHICH YOU BELIEVE, IN GOOD FAITH, TO BE A VIOLATION OF THE FOREGOING CODE OF ETHICS TO THE AUDIT COMMITTEE ON A CONFIDENTIAL BASIS.
     I have read and understand the foregoing Code of Ethics, have been given a copy to retain for my reference, and agree to be bound by its terms. I understand I can be subject to discipline, dismissal from my job and prosecution under the law for violating any of the above provisions of the Code of Ethics.

Print Name	SSN

Signature	Date

OFFICER’S ACKNOWLEDGEMENT
OF
AIRNET SYSTEMS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
     The foregoing Code of Ethics will not answer or resolve every question you may have. If you are uncertain about what the right thing to do is, you are encouraged to seek the advice and guidance of the Chief Financial Officer of AirNet.
     YOU MAY ALWAYS DIRECTLY REPORT ANY MATTER WHICH YOU BELIEVE, IN GOOD FAITH, TO BE A VIOLATION OF THE FOREGOING CODE OF ETHICS TO THE AUDIT COMMITTEE ON A CONFIDENTIAL BASIS.
     I have read and understand the foregoing Code of Ethics, have been given a copy to retain for my reference, and agree to be bound by its terms. I understand I can be subject to discipline, dismissal from my job and prosecution under the law for violating any of the above provisions of the Code of Ethics.

Print Name	SSN

Signature	Date

DIRECTOR’S ACKNOWLEDGEMENT
OF
AIRNET SYSTEMS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
     The foregoing Code of Ethics will not answer or resolve every question you may have. If you are uncertain about what the right thing to do is, you are encouraged to seek the advice and guidance of outside counsel to AirNet or other counsel designated by the Audit Committee of the Board of Directors.
     YOU MAY ALWAYS DIRECTLY REPORT ANY MATTER WHICH YOU BELIEVE, IN GOOD FAITH, TO BE A VIOLATION OF THE FOREGOING CODE OF ETHICS TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OR TO THE FULL BOARD.
     I have read and understand the foregoing Code of Ethics, have been given a copy to retain for my reference, and agree to be bound by its terms. I understand I can be subject to discipline, removal for cause from the Board of Directors and prosecution under the law for violating any of the above provisions of the Code of Ethics.

Print Name	SSN

Signature	Date

Federal Procurement Integrity Act Certification Copy
(Participating Officer, Team Member, Agent, Representative and/or Consultant)
     Pursuant to the requirements of subsection 27 (d)(7)(A) of the Office of Federal Procurement Policy Act, 41 U.S.C. 423 (hereinafter the Act), and Sections 3.104-1 through 3.104-9 of the Federal Acquisition Regulation (FAR) and preparation and/or submission of bids and/or offers for which the undersigned has participated or will participate personally and substantially, the undersigned declares that:
     I am familiar with, and will comply with, the requirements of subsection 27(a) of the Act and FAR 3.104-3 as follows:
     During the course of any Federal agency procurement of property or services, I understand that I am prohibited from knowingly, directly or indirectly:
1.	making any offer or promise of future employment or business opportunity to, or engaging in any discussion of future employment or business opportunity with any procurement official of such agency;
2.	offering, giving, or promising to offer or give any gratuity, gift, favor, entertainment, loan or anything of monetary value to any procurement official of such agency; or
3.	soliciting or obtaining from any officer or employee of such agency, prior to the award of a contract, any contractor bid or proposal information, any other proprietary information or any source selection information regarding such procurement; and that
     I will report immediately to the officer or team member of AirNet Systems, Inc. responsible for the offer or bid for any contract or the modification of such contract, as the case may be, any information concerning a violation or possible violation of subsections 27 (a), (b), (c), or (d) of the Act, as implemented in Section 3.104 of FAR.
     In witness whereof, I have signed this certification this ___day of ___, 20___.
Signature: _________________________________________

Printed Name: ______________________________________

Title: _____________________________________________